UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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OFFICE DEPOT, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
T-S CAPITAL PARTNERS, LLC
ROBERT TELLES
CYNTHIA JAMISON
ROBERT NARDELLI
DAVID SIEGEL
JOSEPH VASSALLUZZO

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2013 annual meeting of stockholders of Office Depot, Inc., a Delaware corporation.

On August 13, 2013, Starboard issued the following press release:

Starboard Issues Open Letter To Office Depot Shareholders

Reiterates Demand that Office Depot Board Vote BC Partners' Preferred Shares Pro Rata with the
Vote of Common Shareholders at Upcoming Annual Meeting

Gratified that Two Highly-Respected Independent Proxy Voting Advisory Firms, ISS and Glass Lewis,
Have Recommended Office Depot Shareholders Vote for Change on Starboard's GOLD Proxy Card

NEW YORK, Aug. 13, 2013  -- Starboard Value LP (together with its affiliates, "Starboard"), the largest shareholder of Office Depot, Inc. (NYSE: ODP) ("Office Depot" or the "Company") with approximately 14.6% of the outstanding common stock of the Company, announced today that it has issued an open letter to Office Depot shareholders following the strong support Starboard has received from leading independent proxy voting advisory firms Institutional Shareholder Services Inc. (ISS) and Glass Lewis & Co., LLC (Glass Lewis).  Both firms have recommended that shareholders vote for Board change at Office Depot on Starboard's GOLD proxy card at the upcoming Annual Meeting on August 21, 2013.

The full text of the letter is included below:

IT IS TIME FOR CHANGE AT THIS CRITICAL JUNCTURE!

The Election of Our Highly-Qualified Nominees Will Enhance, Not Disrupt, the OfficeMax Merger Integration Process and CEO Search Process

Starboard and Its Nominees Have Always Been, and Continue to Be, Supportive of the OfficeMax Merger and Are Fully Committed to its Successful Completion, Integration, and Execution

THE BOARD'S ACTIONS HAVE BEEN SELF-SERVING AND ARE NOT ALIGNED WITH YOUR BEST INTERESTS

Office Depot Has Tilted the Playing Field by Repeatedly Refusing to Vote BC Partners' Preferred Shares Pro Rata with the Common Shareholders

Office Depot Has Repeatedly and Unnecessarily Delayed the 2013 Annual Meeting

LEADING INDEPENDENT PROXY VOTING ADVISORY FIRMS ISS AND GLASS LEWIS RECOMMEND SHAREHOLDERS VOTE THE GOLD CARD TO ELECT STARBOARD NOMINEES

Vote the GOLD Proxy Card Today!

Dear Fellow Office Depot Shareholders:

Starboard Value LP, together with its affiliates ("Starboard"), currently owns approximately 14.6% of the outstanding common shares of Office Depot, Inc. ("Office Depot" or the "Company"), making us Office Depot's largest shareholder.  The Company's 2013 Annual Meeting (the "Annual Meeting") is less than two weeks away, and shareholders have an important opportunity to not only significantly improve the composition of the Company's current board of directors (the "Board"), but to also elect truly stellar director nominees who we believe should receive top consideration for the combined ten-person board (the "Pro Forma Board") following the completion of the Company's merger with OfficeMax Incorporated (the "OfficeMax Merger").

Our active involvement in Office Depot over the last eleven months has had a strong positive impact on the Company – since our initial 13D filing on September 17, 2012, Office Depot shares have increased by 72%.  In contrast, for the 3- and 5-year periods prior to that date, Office Depot shares fell by 60% and 87%, respectively.  This is not a coincidence.  According to Glass Lewis, "it appears the Dissident's agitation and prodding of the current board members has had a positive effect for all shareholders."  Prior to our involvement, management and the Board oversaw massive destruction of shareholder value: financial performance was worst in class; strategic opportunities were missed; and the Board was replete with long-time members lacking relevant qualifications and experience.

As the Company's largest shareholder, we want what is in the best interest of all shareholders.  In this case, that means closing the OfficeMax Merger as expeditiously as possible and moving forward with a well-conceived and flawlessly executed integration plan.  Given the Board's poor track record, we have little confidence in the current Board's ability to oversee the integration of these two sizable companies.  Given that the current Board has failed for years to produce acceptable financial results at Office Depot, why should we trust the Board now to make crucial decisions about the Company's future?  We have no faith in this Board's ability to designate the best individuals to oversee and govern a new company with almost twice the revenue.

Apparently, Glass Lewis has as little confidence in the current Board as we do, noting that "Office Depot's performance and operating track record lend merit to Starboard's concern that, given the current board's failure to oversee a turnaround on a stand-alone basis, the board is not in position to contribute the best individuals to maximize the merger synergies in their roles as directors of the combined board."

We are not seeking to change a majority of the Board or create an environment of uncertainty in the boardroom during the pendency of the OfficeMax Merger.  Rather, we want to ensure for the benefit of all shareholders, that the Board is composed of directors with relevant skill sets and strong track records of success so that Office Depot can once again thrive following the closing of the pending OfficeMax Merger.

The pending election contest provides shareholders with a unique opportunity to elect four exceptionally qualified business leaders with relevant credentials – Cynthia Jamison, Robert Nardelli, Jeffrey Smith, and Joseph Vassalluzzo – in place of four significantly less qualified long-time incumbent directors who have historically failed to produce acceptable results for shareholders.  The election of all four Starboard nominees will ensure that our collective best interests are represented on the Board while the Company remains a standalone entity and will also send a strong signal to the Board that our highly-qualified nominees should receive top consideration for designation on the Pro Forma Board following the consummation of the OfficeMax Merger.

The Deck Has Been Stacked Against Common Shareholders

Your Vote is Crucial!

Both ISS and Glass Lewis support substantial change to the composition of the Board.  Yet, Office Depot has stacked the deck in its favor by continuing to allow the Board to effectively control the voting of BC Partners' Preferred Shares.  This gives the Board effective voting authority over approximately 14% of the shares eligible to vote in this election contest despite the Board not having paid a single penny to acquire that right.  At the same time, due to the dilutive nature of the BC Partners Preferred Shares taken together with the Board's adoption of a 15% "poison pill" (the "Poison Pill") just twelve days after we filed a 13D disclosing a 14.8% position, the Company has effectively capped the voting power of any shareholder to approximately 13.1% of the outstanding votes at the Annual Meeting.  Ask yourself whether this sounds like a Board that is truly committed to protecting and representing our best interests as shareholders.

We have repeatedly requested and called on the Board to publicly commit to take any actions necessary to ensure that BC Partners' Preferred Shares are voted on a pro-rata basis in accordance with the voting results of the common shareholders.  This would level the playing field and ensure that the actual voting results mirror the sentiment of the common shareholders who the Board is tasked with representing.  Unfortunately, Office Depot has repeatedly refused to either (i) respond to our request or (ii) provide any rationale for why the BC Partners Preferred Shares should not be voted pro rata with the voting results of the common shareholders.

The BC Partners Preferred Shares are in the process of being redeemed at 107% of par (despite having a $5.00 conversion price) and are set to be fully redeemed following the completion of the OfficeMax Merger.  Yet, it is our expectation that the Board intends to vote these shares in support of the incumbent slate.  This is just wrong.  The Board should not be allowed to circumvent the will of the shareholders by voting these shares.  We would urge each of you to review this issue, question management and the Board as to why they have been unresponsive to our demands, and then decide for yourself whether the current Board is really looking out for your best interests.

Office Depot Has Repeatedly Delayed the Annual Meeting

In addition to the self-serving voting mechanics described above that only benefit the incumbent directors, Office Depot has repeatedly delayed the upcoming Annual Meeting for no good reason.  Office Depot's decision to delay the Annual Meeting in contravention of Delaware law to a time late in the pendency of the OfficeMax Merger is by no means an innocent coincidence.  Office Depot has yet to provide any valid reason for such delay.  The Annual Meeting was finally scheduled only after we sued the Company in the Delaware Chancery Court to compel the meeting under Delaware law.

It is entirely disingenuous for the Company to make claims that the election of our nominees would be disruptive at this stage of the OfficeMax Merger integration process when the Company could have, and absolutely should have, held its Annual Meeting at its regularly scheduled time in April.  As a point of record, OfficeMax held its annual meeting on time in April, consistent with its past practice.  We think it is clear that the Board intentionally delayed the Annual Meeting to prevent shareholders from electing new directors and would likely have continued to delay the meeting had we not filed a complaint in Delaware.

For management and the Board to now argue that electing new directors to the Board would be disruptive given the proximity to closing the OfficeMax Merger is so incredibly self-serving and transparent it is laughable.

Apparently, the irony of this was not lost on Glass Lewis, either, who noted the following in its report:

"On the issue of timing, we find it ironic that upon delaying the 2013 annual meeting until after the shareholder vote on the merger -- only scheduling it once Starboard launched a consent solicitation and filed a proceeding in the Delaware Chancery Court to force an annual meeting -- that the board today claims now is not the right time to elect new board members. We agree with the board: the best time probably would have been in April when the Company normally holds its annual meetings, but the board deprived shareholders of the opportunity to do so until now."

Also, if adding new directors is so "disruptive," then why did the Company recently announce the appointment of Michael Massey to the Board?  In a letter issued by Office Depot on August 7, 2013, the Company stated, "We strongly believe that any change in the Board composition at this late stage in integration planning will put in jeopardy our Day 1 readiness plan and our ability to provide a seamless Day 1 transition for customers and employees."  What about the election of Michael Massey? Does he put the plan in jeopardy or is his board service acceptable because he was hand-picked by the incumbent Board?

New Board Members with Relationships, Experience, and Relevant Backgrounds Will Help, Not Hurt, the CEO Search Process

With regard to the current CEO search process, we completely agree with Office Depot that one of the most important decisions for the Board is the selection of the CEO to lead the combined company.  In fact, identifying a CEO is arguably the most important job of any board of directors.  That is why when we look back at the highly questionable manner in which Office Depot's most recent CEO search process was conducted, we have serious concerns with the CEO search process currently underway.

Let us not forget that back in 2010, when the Company undertook a search process to identify a new CEO, the Company stated:

"We want a Hall of Fame guy.  I think the specs are pretty obvious…you want someone who's an absolute proven leader, somebody who's run a major business, somebody who in the past has not only demonstrated their ability to control costs and innovate, but someone that can build revenue.  You'd like to find somebody that has both retail, and what I'll call, BSD experience. And our expectations are…we're going to find a superior CEO to come in and take the company to the next level."

Despite the clear need for a CEO with these credentials, the search committee, which was chaired by Marsha Evans and included Neil Austrian (even though he was clearly conflicted given the fact that he was being considered for the position), selected Neil Austrian after just six months and despite the fact that Mr. Austrian's primary experience consisted of his role as the COO of the National Football League and an investment banker.  If that was not surprising enough, through our public involvement in Office Depot over the last year, a number of highly qualified former CEO's and high level executives with substantial retail experience have stepped forward to let us know that at the time of the search process, they had reached out to the search firm conducting the process, but either did not receive a call back from the search firm, or never got past conversations with the search firm to speak with the CEO Search Committee.

ISS has also voiced the following concerns with Office Depot's prior CEO search process:

"In 2010, the board thought it appropriate that Austrian serve on the CEO selection committee and, in effect, help select himself. In 2013, the board agreed to leave the CEO issue unsettled until after the deal is consummated. If shareholders regard hiring and firing the CEO as one of a board's most important roles, they may understandably be frustrated that the ODP board, faced with a transformational transaction, does not appear to agree."

We were equally surprised and disappointed to learn that the Board had chosen Marsha Evans to be one of just three Office Depot designees on the CEO Selection Committee, even after the clear questions that resulted from the prior CEO search process in 2010 that she led as Chair of the CEO Search Committee.  In addition, in the Company's latest letter to shareholders, the Company outlines the qualifications it is looking for in a new CEO.  Nowhere is "retail experience" listed as a required attribute. The combination of Office Depot and OfficeMax is going to create a $17+ billion retailer.  Both companies have struggled from an operational standpoint, and a world-class CEO with successful retail experience is absolutely required to transform this combined company for the future.  How is it possible that "successful retail experience" is not even listed as something that the CEO Selection Committee is looking for in its new CEO?

Office Depot has recently claimed that the current CEO Search Committee has made substantial progress towards recruiting a new CEO.  In fact, they claim to have narrowed the search to "five exceptional candidates."  If shareholders elect our nominees to the Board, and the Board were to appoint at least one of our nominees to the CEO Search Committee, as has been advocated by Glass Lewis, our nominee(s) would be thrilled to immediately meet and vet these five candidates and assist in making the final determination without delay.  If these candidates are truly exceptional and have the requisite skill sets and appropriate background, there should be no cause for concern.  Given the abysmal decision-making that led to the appointment of Neil Austrian as CEO of Office Depot in 2010, shareholders should want and demand external input on the current CEO search process.  If elected, our nominees would provide just that.

Glass Lewis is also troubled by Office Depot's prior CEO search and believes a Starboard nominee should be immediately installed on the CEO Search Committee.  Glass Lewis stated:

"More notably, the board's last search process for a new CEO three years ago raises questions as to whether the current board is the most qualified to conduct another search. In 2010, though the board hoped to land a well-known candidate with significant retail experience, it eventually decided on the interim CEO, Mr. Austrian, who had little background in retail but instead had worked in investment banking and as the COO of the NFL and the CEO of Showtime. The decision also raised eyebrows due to the fact that Mr. Austrian himself was one of four members of the committee that selected him. Given the importance of choosing the next CEO, we believe shareholders would be better served by installing one of Starboard's nominees on the CEO search committee while there is still time." (emphasis added)

ISS and Glass Lewis Both Recommend Shareholders Vote for Change at Office Depot and Vote on Starboard's GOLD Proxy Card for Starboard Nominees

ISS and Glass Lewis, two leading independent proxy governance firms, each performed an independent analysis of both sides' positions in this election contest, and both firms concluded that change on the Board was absolutely needed and that shareholders should vote on Starboard's GOLD proxy card.

ISS concluded:

"...Office Depot is at a critical juncture -- the merger with OfficeMax, if consummated, could mark the beginning of a true turnaround for the company. However, for that turnaround to be successful, Office Depot needs the right leadership. Under the current board, as Starboard has demonstrated, the company has persistently underperformed, failed at managing a clean CEO search process, and been unresponsive to governance concerns shareholders have underscored through their low voting support for various ballot items over the past several years. For these reasons, it appears the dissidents have made a compelling case that a change at the board level is warranted."

"As such, the board could benefit from the skill sets of Joseph Vassalluzzo, Cynthia Jamison, and Jeffrey Smith -- which together offer relevant operating experience, substantial governance experience, and significant shareholder perspective."

Glass Lewis concluded:

"This proxy contest takes place at a unique and critical time -- after shareholders have approved a merger, but before the merger has closed or the combined company's board has been constituted. As a result, shareholders have an opportunity to help decide who should lead the combined company and represent their interests at the board level."

"In this case, we believe the Dissident has identified areas of concern, related to both performance and governance, which have resulted in the destruction of shareholder value and, at times, the disregard of shareholder interests. In our view, Starboard has put forth a compelling case which details the poor performance of the Company under the stewardship of the current board, the board's questionable actions and unresponsiveness to shareholder concern, and the overall need for a change in leadership. Further, we believe the Dissident's nominees possess the requisite skills and qualifications needed for Office Depot's current situation. In our opinion, the addition of new directors at this time would likely increase the chances that the best leadership team is installed at Office Depot, as either a merged or stand-alone company, as it attempts to execute a successful turnaround."

Real Change is Needed Now – Vote the GOLD Proxy Card today for highly qualified directors that have the skill-sets necessary to oversee a far more successful Office Depot

In light of the likely upcoming change in the Board's composition following the completion of the OfficeMax Merger, the Annual Meeting represents a unique opportunity for shareholders to select the best possible director candidates available for consideration as members of the Pro-Forma Board.  You should elect directors based on qualifications, not on incumbency.  We urge you to pay no heed to the Company's unprofessional and unethical scare tactics and to vote your shares on the GOLD proxy card so we can give ourselves the highest probability of unlocking value at Office Depot for years to come.

If you share our view, and that of ISS and Glass Lewis, two leading independent proxy voting advisory firms, that this election should really be about which group of director nominees is most qualified to lead Office Depot to a successful future based on credentials, relevant experience, and track records of success in the retail industry, then please vote the GOLD proxy card to elect all four of our highly qualified nominees -- Cynthia Jamison, Robert Nardelli, Jeffrey Smith, and Joseph Vassalluzzo.   If you have already voted to support management's nominees, there is still time to change your mind and vote for the Starboard nominees.

PLEASE SIGN, DATE AND MAIL THE GOLD PROXY CARD TODAY

If you have any questions, or require assistance with your vote, please contact Okapi Partners LLC toll-free at (877) 869-0171 or email: info@okapipartners.com.

We look forward to your support at the annual meeting.

Best Regards,

Jeffrey C. Smith
Starboard Value LP

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720